News Release
FOR IMMEDIATE RELEASE

SMART HYDROGEN MAKES TWO APPOINTMENTS TO
PLUG POWER BOARD OF DIRECTORS

LATHAM, NY July 31, 2008 Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy products, today announced the appointment of Andrew Dimitri and Dennis V. Pivnyuk to the Company's board of directors by Smart Hydrogen Inc. (Smart Hydrogen), which invested $217 million in Plug Power in 2006. The appointments complete the slate of Class B directors to Plug Power's 11-member board.

Dimitri is a principal and CEO of ExImWare, Inc., a privately held company that develops web-hosted trade, procurement and risk management software solutions and services for commodity companies, primarily in the agri-commodity industries.

Prior to leading ExImWare, Dimitri was a principal and COO of KLG, a boutique advisory firm serving global financial services and securities firms including Citigroup, Credit Suisse, Fidelity Investments, Goldman Sachs, Morgan Stanley and NYSE Euronext. Before KLG, Dimitri served as managing director and COO of Global Information Technology for Credit Suisse, where he led the financial and business management function of the investment bank's global information technology organization.

"Andy brings a wealth of entrepreneurial and corporate experience as a senior executive to the Plug Power board of directors," said George McNamee, Chairman of the board of directors of Plug Power. "We are looking forward to tapping into his considerable leadership skills and business development expertise."

Dimitri earned a bachelor of science from Babson College in Wellesley, MA, and an MBA with a concentration in general management and entrepreneurial studies from Harvard University.

Dennis Pivnyuk is a business development manager for Interros Holding Company, where he focuses on hydrogen and the commercialization of fuel cell technologies and products in the Russian market. Interros is a principal, along with Norilsk Nickel, in Smart Hydrogen, a joint venture formed to participate in the global hydrogen economy.

Prior to joining Interros, Pivnyuk was deputy director general for the Khrunichev Space Center, one of Russia's most successful aerospace enterprises. While there, he established and led the external relations and corporate communications for the company. He holds a bachelor degree from Lomonosov Moscow State University and an advanced degree with a concentration in financial management from Financial Academy (formerly Moscow State Financial Institute).

"Dennis has a deep understanding of the pathway to commercialization of stationary fuel cells in international markets. His key technical expertise and market insights will provide additional strategic clarity and balance to the board," commented McNamee.

Dimitri and Pivnyuk were appointed directors by Smart Hydrogen to replace Lisa Rosenblum and Sergey Batekhin, who is leaving to become CEO of Norilsk Nickel.

About Plug Power
Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive, continuous and backup power products. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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Safe Harbor Statement
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our growth plans. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the restructuring results in greater restructuring charges or less cost savings; the risk that the FCC does not adopt rules regarding backup power requirements; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power's ability to develop commercially viable energy products; the cost and timing of developing Plug Power's energy products; market acceptance of Plug Power's energy products; Plug Power's ability to manufacture energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power's energy products; Plug Power's ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power's ability to protect its Intellectual Property; Plug Power's ability to lower the cost of its energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA Risk Factors" in Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC") on March 17, 2008, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

Media Contact:
Katrina Fritz Intwala
Plug Power Inc.
Phone: (518) 782-7700, ext. 1360

Investor Contact:
Cathy Yudzevich
Plug Power Inc.
Phone: (518) 782-7700, ext. 1448

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